EXHIBIT 10.12

                             EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made and entered into effective as of the 1st day of June, 2002 by and between ARMANINO FOODS OF DISTINCTION, INC., a Colorado corporation ("Corporation"), and EDMOND J. PERA ("Employee") under the following circumstances:

     A. Employee is the Chief Financial Officer, Treasurer and Secretary of Corporation. Employee currently provides services to the Corporation on a part time basis.

     B. Corporation desires to continue to employ Employee as its Chief Financial Officer, Treasurer and Secretary because of his knowledge, experience and expertise with respect to the business of Corporation.

     C. Employee and Corporation anticipate that during the term of this Agreement Employee may be requested by Corporation to expand his duties and responsibilities beyond those of Chief Financial Officer. Employee is willing to expand his services to Corporation upon the terms and conditions of this Agreement.

     D. The parties hereto desire to set forth in writing the terms and conditions of the employment relationship to be established and continued.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   Employment.

     Corporation shall employ Employee as the Chief Financial Officer, Treasurer and Secretary of Corporation pursuant to the terms and conditions hereinafter set forth, and Employee shall perform the duties of such office. Employee shall perform such duties at the offices of Corporation located in Hayward, California. Corporation shall have the option of employing Employee as its Chief Operating Officer or its Chief Executive Officer, upon the terms and conditions of this Agreement, in the event William J. Armanino is unable to serve in those capacities as a result of disability or retirement.

     2.   Terms of Employment.

     Subject to the provisions of paragraph 7, the term of employment (the "Term") shall be two (2) years and seven (7) months, commencing on June 1, 2002, and expiring on December 31, 2004 (the "Expiration Date").

     3.   Duties and Responsibilities.

     Subject only to the directives of the President and Chief Executive Officer and board of directors of Corporation, Employee shall be responsible for the financial and accounting operations of Corporation and such other administrative and operational operations as are assigned to him by the President and Chief Executive Officer of the Corporation commensurate with his position as the Chief Financial Officer, Treasurer and Secretary of Corporation. Employee's duties and responsibilities may be expanded upon the mutual agreement of Employee and the President and Chief Executive Officer of Corporation or the Vice Chairman of the Board of Corporation. Employee shall be employed on a part time basis of at least thirty (30) hours per week. The

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minimum number of hours to be devoted to the performance of Employee's duties
(up to a maximum of forty (40) hours per week) may be determined from time to time by mutual agreement of Employee and the President and Chief Executive Officer of Corporation. Such number of hours shall be recorded in the books and records of the Corporation and such recordation shall be deemed an amendment to this Agreement. Employee agrees to perform his services conscientiously, effectively and to the best of his ability.

     4.   Base Salary.

     In consideration of Employee's services under this Agreement to Corporation, Employee's base salary shall be fixed at an annual rate One Hundred Seventeen Thousand Dollars ($117,000.00) per annum for thirty (30) hours of work per week based on a salary of One Hundred Fifty-Six Thousand Dollars ($156,000.00) per annum (which is based on a full-time employee equivalent of forty (40) hours per week), payable in accordance with Corporation's normal payroll practices. In the event Employee's duties and responsibilities are expanded as set forth herein, Employee's base salary shall be increased, upon the mutual agreement of Employee and the President and Chief Executive Officer or Vice Chairman of the Board, up to the equivalent of $200,000 per annum based on a full-time employee equivalent of forty (40) hours per week.

     5.   Bonus.

     As further consideration for Employee's services under this Agreement, Corporation shall pay Employee a bonus of up to 25% of Employee's Base Salary (as reported on Employee's Form W-2 for the applicable year) (the "Maximum Bonus") determined as follows:

          a. 50% of the Maximum Bonus shall be earned by Employee if the Corporation achieves its board of directors approved budget forecast, of which
(i) 25% of the Maximum Bonus that may be earned will be based on the Corporation achieving the budget forecast for sales (the "Sales Forecast") and
(ii) 25% of the Maximum Bonus that may be earned will be based on the Corporation achieving the budget forecast for net income before taxes and extraordinary items as reported in the Corporation's year end audited financial statements (the "Income Forecast").

          b. An additional 1/2 percentage point of the Maximum Bonus, up to a maximum of 25% of the Maximum Bonus, may be earned by Employee for each 1% by which the Company exceeds the Sales Forecast.

          c. An additional 1/2 percentage point of the Maximum Bonus, up to a maximum of 25% of the Maximum Bonus, may be earned by Employee for each 1% by which the Company exceeds the Income Forecast.

     Notwithstanding the above, however, no bonus shall be earned by Employee unless the Company reports positive net income for the applicable year, except at the discretion of the board of directors.

     In addition to any bonus determined as set forth above, the board of directors may approve a special bonus for Employee, if in the discretion of the board of directors, Employee has been instrumental in presenting, securing or consummating a strategic transaction for the benefit of Corporation or its shareholders.



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     6.   Benefits.

          a. In consideration for Employee's accepting the employment provided for herein, Corporation agrees to provide to Employee all the standard benefits normally provided to the employees of Corporation, including, but not limited to, social security benefits, workers' compensation, life insurance, long-term disability insurance, health insurance of various kinds and similar.

          b. If Employee is employed by Corporation on a full-time basis, Employee shall be entitled to twenty (20) paid vacation days per year and shall be entitled to up to ten (10) paid sick days per year. Employee's actual paid vacation days and paid sick days shall be prorated based on Employee's initial employment hereunder on a part-time basis of thirty (30) hours per week (Full-time employment shall be deemed to be the equivalent of forty (40) hours per week). Employee shall not be entitled to accrue more than thirty (30) paid vacation days (no more than an aggregate of thirty (30) days of which may be carried over to subsequent years) or more than twenty
(20) paid sick days (no more than an aggregate of twenty (20) days of which may be carried over to subsequent years). Upon termination of Employee's employment for any reason, Employee shall not be entitled to payment for any accrued but unpaid sick days.

     7.   Early Termination and Severance.

          a. By Corporation. Corporation, acting through its Board of Directors, may terminate this Agreement immediately upon written notice to Employee only for "cause." For purposes of this Agreement, such termination shall be deemed for "cause" only if it is by reason of Employee's commission of willful and material acts of neglect, dishonesty, fraud or other acts involving moral turpitude which materially and adversely affect the business or affairs of Corporation. If such termination is for "cause," then all of the rights, duties and obligations of the parties under this Agreement shall cease upon the effective date of termination. If such termination is for any reason other than for "cause," then all of the rights, duties and obligations of the parties under this Agreement shall cease upon the effective date of termination, except that Corporation shall pay to Employee a sum equal to the greater of (i) twelve months' base salary, or (ii) that number of months of base salary which is equal to the number of months remaining on the Term of this Agreement as of the date of termination.

          b. By Employee. Employee may terminate this Agreement in his sole discretion for any reason upon ninety (90) days prior written notice to the Board of Directors of Corporation. Upon the effective date of such termination by Employee (except in the event of Employee's death, disability (which is subject to the provisions of paragraph 6.a.)), all of the rights, duties, and obligations of the parties under this Agreement shall cease including Employee's right to his base salary and benefits.

          c. This Agreement shall inure to the benefit of and be binding upon Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of Corporation's assets or business or with which Corporation may be consolidated or merged.

     8.   Notices.

     Notices required or permitted by this Agreement shall be effective upon mailing, postage prepaid, or upon personal delivery, to the following address:

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          To Corporation:     Armanino Foods of Distinction, Inc
                              30588 San Antonio Street
                              Hayward, CA  94544

          To Employee:        Edmond J. Pera
                              614 Greenwich Lane
                              Foster City, CA 94404

     9.   Miscellaneous Provisions.

          a. The law of the State of California shall govern the interpretation and enforcement of this Agreement.

          b. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

          c. This Agreement contains all of the covenants and agreements between the parties on the matter stated herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise on the subject matter stated herein not contained in this Agreement shall be valid or binding.

          d. Any modification of this Agreement shall be effective only if it is in writing and executed by the party or parties to be charged.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first hereinabove written.

                                   ARMANINO FOODS OF DISTINCTION, INC.,
                                   a Colorado corporation


Dated: 7/16/02                     By:/s/ William J. Armanino
                                      WILLIAM J. ARMANINO
                                      Its: President and Chief Executive
                                      Officer

                                   "Corporation"




Dated: July 11, 2002               /s/ Edmond J. Pera
                                   EDMOND J. PERA

                                   "Employee"









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